EXHIBIT 1.1


                 QUILMES INDUSTRIAL (QUINSA), Societe Anonyme.
              Registered office: L-1660 Luxembourg, 84, Grand-Rue.
                            R.C. Luxembourg B 32.501
              ----------------------------------------------------


QUINSA was incorporated by deed of Maitre Camille Hellinckx, notary residing in Luxembourg, on December 20, 1989, published in the Memorial, Recueil Special des Societes et Associations C number 209 of June 26, 1990.

The Articles of Incorporation have been amended for the first time by deed of Maitre Camille Hellinckx, on June 11, 1992, published in the Memorial, Recueil Special des Societes et Associations C number 339 of August 6, 1992, for the second time by deed of Maitre Camille Hellinckx, on December 10, 1993, published in the Memorial, Recueil Special des Societes et Associations C number 7 of January 7, 1994, for the third time by deed of Maitre Andre Schwachtgen, Notary residing in Luxembourg, on June 24, 1994, published in the Memorial, Recueil Special des Societes et Associations C number 325 of September 6, 1994, for the fourth time by deed of Maitre Camille Hellinckx, notary residing in Luxembourg on February 6, 1996, published in the Memorial, Recueil Special des Societes et Associations C number 117 of March 7, 1996, for the fifth time by deed of Maitre Camille Hellinckx, notary residing in Luxembourg on April 25, 1996, published in the Memorial, Recueil Special des Societes et Associations C number 299 of June 19, 1996, for the sixth time by deed of Maitre Reginald Neuman, notary residing in Luxembourg on October 9, 2000, published in the Memorial, Recueil Special des Societes et Associations C number 830 of November 13, 2000, for the seventh time by deed of Maitre Reginald Neuman, notary residing in Luxembourg on June 8, 2001, published in the Memorial, Recueil Special des Societes et Associations C number 1173 of 15th December, 2001, for the eight time by deed of Maitre Reginald Neuman, notary residing in Luxembourg on August 8, 2001, published in the Memorial, Recueil Special des Societes et Associations C number 117 of 22nd January, 2002.


                     CO-ORDINATED ARTICLES OF INCORPORATION

Title I. - Name and Legal Structure, Corporate Object, Registered Office,
Duration

Art. 1. Name and Legal Structure. "QUILMES INDUSTRIAL" (QUINSA) is a societe anonyme governed by these Articles of Incorporation and by the laws and regulations of the Grand Duchy of Luxembourg governing business corporations and holding companies, and more specifically by the laws of August 10, 1915 and July 31, 1929 such as those laws were amended by subsequent laws and regulations.

Art. 2. Corporate Object. The object of the Company is the business directly or indirectly related to the taking of participations, in any form whatsoever, in Luxembourg or foreign corporations or other business entities, the administration,


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management, control and development thereof.

The Company may use its resources to organize, manage, enhance in value and liquidate a portfolio consisting of any kind of securities, patents and pertaining licenses, to participate in the organization, development and control of any business entity to acquire by way of capital contribution, subscription, underwriting, option, purchase or in any manner whatsoever any kind of securities, patents and pertaining licenses as well as to sell, transfer, exchange or otherwise, to enhance in value such securities, patents and rights through any person and in any manner whatsoever, and to afford to companies in which it has an interest any assistance, loans, advances or guarantees.

In a general way, the Company may carry out any operations which it may deem useful for the accomplishment of its corporate object, remaining always within the limits established by the law of July 31, 1929 and subsequent amendments, to the effect that the Company may not carry on directly any industrial activity or maintain a commercial establishment open to the public.

Art. 3. Registered Office. The registered office is established in Luxembourg.

The registered office may be transferred to any other locality in the Grand Duchy of Luxembourg by decision of the Board of Directors.

The Board of Directors may establish branches or offices abroad.

Whenever there shall occur or be imminent extraordinary political, economic or social developments of any kind likely to jeopardize the normal functioning of the registered office or easy communication between such office and the outside world, the registered office may be declared temporarily, and until the complete termination of such unusual conditions, transferred abroad, without affecting the nationality of the Company, which, notwithstanding such temporary transfer of the registered office, shall remain that of Luxembourg. Such declaration of transfer of the registered office shall be made and brought to the knowledge of third parties by one of the executive bodies of the Company authorized to bind it for acts of current and daily management.

Art. 4. Duration. The Company shall be constituted for an unlimited duration.

                            Title II. Share Capital

Art. 5. Share Capital. The share capital is set at thirty-three million five hundred and twenty thousand one hundred and twenty-one United States Dollars ($U.S. 33,520,121), represented by six hundred and forty seven million six hundred and eighteen thousand eight hundred and forty (647,618,840) Class A shares without par value and forty three million three hundred and eighty eight thousand two hundred and five (43,388,205) Class B shares without par value.

The authorized capital of the Company shall be four hundred million United States Dollars ($ U.S. 400,000,000) represented by Class A shares without par


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value and Class B shares without par value, in a total amount of eight billion seven hundred and twenty nine million three hundred and eight thousand eight hundred fifty five (8,729,308,855) shares which includes the number of shares of the presently subscribed capital in such portions of Class A shares and Class B shares as shall reflect the outstanding portions from time to time of Class A shares and Class B shares under the issued share capital.

The board of directors is authorized for a period of five (5) years starting from June 8, 2001, to increase the subscribed capital in whole or in part from time to time, through issues of either Class A shares or Class B shares or both, within the limits of the authorized capital. In connection with such increases of capital the shares shall be issued for compensation in cash or, subject to applicable provisions of law, in kind at a price or, if shares are issued by way of incorporation of reserves, at an amount, which shall not be less than the accounting par value and may include such issue premium as the board of directors shall decide. The board of directors may authorize any director, manager or other person to accept subscriptions and direct payment in cash or in kind of the price of shares being whole or part of such increases of capital. Whenever the board of directors shall have any such increase of capital recorded in the form required by law, it shall have the amendment of this article as a result thereof recorded. Any issue of shares of any class may be made with or without reserving to holders of shares of any class a preferential right to subscribe for such shares.

Each Class A share and each Class B share entitles the holder thereof to cast one vote at any shareholders' meeting. Class A shares and Class B shares shall normally vote as one class at any shareholders' meeting provided that any resolutions affecting respective rights of particular classes must be approved separately by the quorum and majority requirements established by law for each class.

Each Class B share shall be entitled to distribution of an amount of dividends, if and when declared by the board of directors, and, in the event of winding up of the Company, to proceeds of liquidation, equal to ten times the amount of distribution of dividends or liquidation proceeds to which each Class A share shall be entitled.

Class A shares shall be convertible into Class B shares at a ratio of ten Class A shares for 1 Class B share, for a one month period commencing July 1, 2001, and ending on July 18, 2001, and subsequently, for the first fifteen (15) Luxembourg business days every July, provided (i) Class A holders submit their request to convert such shares (the "Requests") within the given time frame, and (ii) such request is accompanied by a certification by the tendering holder (the "Certification") of the amount of Class B shares he or she holds prior to giving effect to this Request. The Certification shall be in such form as may be determined by the board of directors from time to time.

The Company will designate a person internally (the "Receiver") to receive all Requests and Certifications. After the close of the period during which Class A holders may seek to convert their Class A shares, the Receiver will calculate the number of outstanding Class B shares prior to giving effect to any Requests, and


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add to this number the amount of Class B shares that would be outstanding upon conversion of all of the holder's Class A shares into Class B shares on a ten for one basis for which the holder is submitting a Request. The Receiver will then calculate the percentage that that Class A holder would own of Class B shares upon giving effect to their Request (the "Requested Class B Shares") to which the Receiver will add any Class B shares that the Class A holder owned, and continues to own, prior to his or her Request (the "Owned Class B Shares", and together, the holder's "Class B Share Holdings").

To the extent that the percentage of each Class A holder's Class B Share Holdings does not reach 5%, the Class A holder will be able to convert all of the Class A shares covered by his or her Request. To the extent that the Class A holder would be the beneficial owner of 5% or more of the Class B shares outstanding upon effecting the Request, that holder will only be allowed to convert as many Class A shares as would leave the Class A holder with Class B Share Holdings under 5%.

The Receiver will perform this same calculation for each Class A holder requesting conversion of his or her Class A shares. For each calculation, the denominator will equal the outstanding Class B shares prior to giving effect to any Request plus any Class B shares that the Class A holder who is submitting such Request will own upon converting all Class A shares covered by his or her Request. Thus, for each calculation, it will be assumed that no other Class A holder's shares have been converted.

Class A holders who will not receive all of their Requested Class B Shares because they would be the beneficial owner of Class B Share Holdings greater than 5%, may not withdraw their Request, but will instead receive as many Requested Class B Shares as is possible in accordance with their Request without triggering the 5% threshold.

Class A holders requesting conversion of their Class A shares will be notified by July 31 of each year whether and to what extent their Requests were permitted and what their resulting Class B Share Holdings are. Where discrepancies arise between converting Class A holders and the Company, the Company's determination will be binding.

Upon any such conversion, the share capital set forth in paragraph one of this Article shall be amended accordingly and any such amendment shall be stated by notarial deed from time to time.

For the purpose hereof "beneficial ownership" of a share means any person who, directly or indirectly, currently or within 60 days, through any contract, arrangement, understanding, relationship, or otherwise has or shares (or has the right to acquire through the exercise of any option , warrant or right, through the conversion of a security, or pursuant to the power to revoke a trust, discretionary account, or similar arrangement):

(1) voting power which includes the power to vote, or to direct the voting of, such security;


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and/or

(2) investment power which includes the power to dispose, or to direct the disposition of, such security.

The board of directors may authorize the issuance of bonds which may be but are not required to be, convertible into shares of any class, in bearer or registered form, in such denominations and payable in such monies as it shall determine in its discretion.

The board of directors shall determine the type, price, interest rates, terms of issuance and repayment and any other conditions for such issues.

Bonds convertible into shares of the Company may be authorized by the board of directors and issued within the time limit of five (5) years from the date set forth above and to the extent that there shall be unissued shares of the authorized capital.

A register of registered bonds shall be held at the registered office of the Company.

Art. 6. Shares. The shares shall be registered or bearer, at the option of the shareholder, except such as are by law required to be in registered form. Upon the request of the shareholders, the registered shares may be converted into bearer shares and vice versa.

The Board of Directors may also create multiple share certificates.

The shares may be entered without serial numbers into fungible securities accounts with banks or other professional depositaries.

Transfer of registered shares, carried in the registered share register, shall be effected by a written declaration of transfer signed by the transferor and the transferee or by their attorneys.

The Company may consider the holder of bearer shares to be the owner of said shares; in the case of registered shares, it shall consider as the owner the person in whose name such shares are entered in the share register.

For the exercise of rights against it as well as for the exercise of rights to vote at general meetings and all rights conferred upon the shareholders, the Company shall recognize only one single owner per share.

The rights and obligations appurtenant to any share shall pass to any transferee thereof.

All communications and notices to be given to a registered shareholder shall be deemed validly made to the latest address communicated by the shareholder to the Company.


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Art. 7. Changes of Share Capital. The subscribed and the authorized capital of the Company may be increased or reduced by decision of the shareholders in general meeting whose resolutions shall be taken as for the amendment of the Articles.


                      Title III. - Management, Supervision

Art. 8. Board of Directors. The Company shall be managed by a Board of Directors consisting of a minimum of three and a maximum of fifteen members appointed by the general meeting. The terms of their office shall not exceed six (6) years; they may be reappointed and dismissed at any time.

In the case of a vacancy in any position as director, the remaining directors shall have the right to temporarily fill such vacancy by a majority vote; in such case the next general meeting shall be called upon to ratify such election.

Any director elected in replacement of another, whose term of office has not expired, shall complete the term of office of the director whom he replaces.

Art. 9. Procedure. The Board of Directors shall elect a chairman from among its members and, if considered appropriate, one or several vice-chairmen and shall determine the period of their office, not exceeding their appointment as director.

The Board of Directors shall meet as often as required by the interests of the Company, upon notice by the chairman or by two (2) directors, either at the registered office or at any other place indicated in the notice, under the chairmanship of the chairman or, if the latter is prevented from attending, under the chairmanship of the (any) vice-chairman or of the director chosen among his colleagues.

The Board of Directors may deliberate and act validly only if a majority of its members in office are present in person or by proxy.

Any director who is prevented or absent may give a proxy in writing, telegram, telex or telefax, to one of his colleagues on the board to represent him at the meetings of the board and to vote in his place and stead.

All decisions shall be taken by a majority of votes of those present or represented; in case of a tie the chairman has a casting vote.

In case of urgency, written decisions, signed by all the directors, are proper and valid as though they had been taken at a meeting of the Board of Directors duly convened and held. Such a decision can be documented by several separate instruments having the same tenor, each signed by one or more directors.

Art. 10. Minutes of the Board. The proceedings of the Board of Directors shall


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be set forth in minutes signed by the chairman of the meeting and the secretary, or by the majority of persons present at the meeting. The proxies shall be annexed thereto.

Copies of excerpts of these minutes shall be certified by two (2) directors.

Art. 11. Powers. The Board of Directors is invested with the broadest powers to act on behalf of the Company and accomplish or authorize all acts and transactions of management and disposal which are within its corporate purpose and which are not specifically reserved to the general meeting.

Within the limits of applicable law, the Board of Directors may:

1(degree) delegate to one or more of its members, the powers necessary to carry out its decisions and to provide day-to-day management;

2(degree) confer to one or more persons, whether or not members of the Board of Directors, the powers deemed to be appropriate for the general technical, administrative and commercial management of the Company;

3(degree) constitute any committee, the members of which may be selected either from among the directors or outside thereof, and determine their functions and authority.

The board may authorize all substitutions in the powers it may confer or has conferred.

Art. 12. Authorized Signatures. The Company is bound in all cases by the individual signature of the chairman or of the (any) vice-chairman of the Board of Directors or by that of a managing director, as well as the joint signatures of two (2) directors. These signatories need not give evidence to third parties of a prior decision of the Board of Directors.

Art. 13. Transactions with the Company. Any director who may, with respect to a transaction submitted to the approval of the Board of Directors, have an interest adverse to that of the Company, shall so notify the Board of Directors and cause such notification to be reflected in the minutes of that meeting. He shall not deliberate on any such transaction.

Specially reported at the next succeeding general meeting, prior to any other agenda, shall be those transactions in which a director may have had an interest adverse to that of the Company.

Art. 14. Directors' Remuneration. The remuneration of the Board of Directors will be decided, if applicable, by the annual general meeting.

Art. 15. Auditors. The operations of the Company shall be supervised by one or more auditors, who may be natural persons or legal entities, appointed by the general meeting which shall determine their number, their remuneration and the


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term of their office, which shall not exceed six (6) years.

They may be reappointed and dismissed at any time.


                          Title IV. - General Meetings

Art. 16. Powers. The general meeting, duly constituted, represents all of the shareholders. It has the broadest powers to carry out or ratify acts of concern to the Company.

Art. 17. Date and Place. The annual general meeting shall meet ipso jure in the city of Luxembourg at the place indicated in the notices of meeting on the first business day following the fourth Thursday of June at 10.00 a.m. If said day is a legal or banking holiday, the meeting shall be held on the preceding business day.

The general meetings, including the annual general meeting, may be held in a foreign country whenever there occur circumstances of force majeure as determined by the Board of Directors in its discretion. In such event, the terms and conditions necessary to provide proper deliberations and publications will be those provided for by the laws of the place where the meeting is to be convened as far as it may be possible to comply with said forms and procedures.

In the absence of legal provisions prescribed by the laws of the place where the meeting is to be convened, the communications to the shareholders will, in consideration of the form of the shares, be those deemed to be the most adequate by the persons convening the meeting.

Art. 18. Notices of Meeting. The Board of Directors or the auditors may convene any general meetings.

The notices to any ordinary or extraordinary general meeting shall contain the agenda, the hour and the place of the meeting and shall be made by announcements published twice (2) at least on eight (8) days' interval and eight (8) days before the meeting in the Recueil Special du Memorial and in a Luxembourg newspaper.

Letters shall be sent out eight (8) days before the meeting to the registered shareholders, no evidence of the accomplishment of such formality being required.

Art. 19. Admission. In order to be admitted to the general meetings, the shareholders must deposit their bearer shares at the registered office at least five (5) days before the date of the meeting, or at least eight (8) days before said date with depositaries specified in the convening notices.

Every owner of registered shares must advise the Company within five (5) days before the meeting of his intention to attend the general meeting. In the event that he votes by a proxy holder, the latter has to deposit his proxy at the registered office within the same period of time.


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The board may, if it deems it advisible, reduce these periods of time and accept deposits of shares irrespective of these time limits.

Art. 20. Procedure. Every general meeting will be presided over by the chairman of the Board of Directors or, in his absence, by a director designated by the Board of Directors.

The two largest shareholders in terms of number of shares present at the meeting shall act as scrutineers; if they decline to act as such, the next largest in decreasing sequence of number of shares held until two (2) shareholders shall so act.

The bureau so constituted shall designate the secretary.

Irrespective of the agenda, the Board of Directors may adjourn any ordinary or extraordinary general meeting in accordance with the formalities and time limits stipulated for by law.

Art. 21. Vote and Minutes. At all general meetings, the required quorum shall be that provided for by applicable law.

Resolutions at ordinary general meetings will be passed by majority vote, irrespective of the number of shares present or represented.

Resolutions as to amendments of the articles of incorporation, taken at extraordinary general meetings having the required attendance, shall be voted if approved by a two-thirds majority of votes of the shareholders present or represented, unless otherwise required by law.

Minutes of the general meetings shall be signed by the members of the bureau. Copies or excerpts of the minutes to be produced in court or elsewhere shall be signed by two (2) directors.


               Title V. - Financial Year, Distribution of Profits

Art. 22. Financial Year. The financial year will run from the first (1st) of January until the thirty-first (31st) of December of each year.

Each year, the management will cause an inventory to be drawn up with current and fixed assets together with all debts and liabilities of the Company, accompanied by an annex containing a summary of all corporate commitments and all debts of the directors and auditors towards the Company.

The management will prepare the balance sheet and profit and loss statement, containing all necessary write-offs and remit those documents within the legal time limits to the auditors.

Fourteen (14) days before the general meeting, the shareholders may take cognizance at the registered office of the balance sheet, the profit and loss


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statement and the report of auditors.

Art. 23. Distribution of Profits. The surplus after deduction of charges and amortizations represents the net profit at the disposal of the general meeting for free allocation.

With the approval of the auditor(s) the Board of Directors may initiate dividend instalments in accordance with applicable provisions of law.

Dividends decided by the general meeting as well as dividend instalments for the current financial year decided by the Board of Directors in accordance with law, are paid at the periods and places fixed by the Board of Directors.


                      Title VI. - Dissolution, Liquidation

Art. 24. Dissolution. The Board of Directors may, at any time, propose to the extraordinary general meeting the dissolution of the Company.

Art. 25. Liquidation. Upon the dissolution of the Company, the liquidation shall be effected by one or more liquidators, natural persons or legal entities, appointed by the general meeting, which shall determine their powers and their remuneration.


                        Title VII. - General Provisions

Art. 27. Applicable law. All points not covered by the present Articles of Incorporation shall be governed by Luxembourg law.


        Suit la version francaise des statuts coordonnes qui precedent:


QUINSA a ete constituee par acte recu par Maitre Camille Hellinckx, notaire de residence a Luxembourg, le 20 decembre 1989, publie au Memorial, Recueil Special des Societes et Associations C numero 209 du 26 juin 1990.

Les statuts ont ete modifies pour la premiere fois suivant acte recu par Maitre Camille Hellinckx, notaire de residence a Luxembourg, en date du 11 juin 1992, publie au Memorial, Recueil Special des Societes et Associations C numero 339 du 6 aout 1992, pour la deuxieme fois suivant acte recu par Maitre Camille Hellinckx, notaire de residence a Luxembourg, en date du 10 decembre 1993, publie au Memorial, Recueil Special des Societes et Associations C numero 7 du 7 janvier 1994, pour la troisieme fois suivant acte recu par Maitre Andre Schwachtgen, notaire de residence a Luxembourg, en date du 24 juin 1994, publie au Memorial, Recueil Special des Societes et Associations C numero 325 du 6 septembre 1994, pour la quatrieme fois suivant acte recu par Maitre Camille Hellinckx, notaire de residence a Luxembourg, en date du 6 fevrier 1996, publie au Memorial, Recueil Special des Societes et Associations C numero 117 du 7 mars 1996, pour la cinquieme fois suivant acte recu par Maitre Camille Hellinckx, notaire de residence a Luxembourg, en date du 25 avril 1996, publie


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au Memorial, Recueil Special des Societes et Associations C numero 299 du 19 juin 1996, pour la sixieme fois suivant acte recu par Maitre Reginald Neuman, notaire de residence a Luxembourg, en date du 9 octobre 2000, publie au Memorial, Recueil Special des Societes et Associations C numero 830 du 13 novembre 2000, pour la septieme fois suivant acte recu par Maitre Reginald Neuman, notaire de residence a Luxembourg, en date du 8 juin 2001, publie au Memorial, Recueil Special des Societes et Associations C numero 1173 du 15 decembre 2001, pour la huitieme fois suivant acte recu par Maitre Reginald Neuman, notaire de residence a Luxembourg, en date du 8 aout 2001, publie au Memorial, Recueil Special des Societes et Associations C numero 117 du 22 janvier 2002.


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                               STATUTS COORDONNES

    Titre Ier. - Denomination et Forme Juridique, objet, Siege Social, Duree

Art. 1er. Denomination et Forme Juridique. "QUILMES INDUSTRIAL" (QUINSA) est une societe anonyme regie par les presents statuts et les lois et reglements du Grand-Duche de Luxembourg concernant les societes commerciales et les societes de participations financieres et plus particulierement par les lois du 10 aout 1915 et du 31 juillet 1929, telles que ces lois se trouvent modifiees par les lois et reglements posterieurs.

Art. 2. Objet. La Societe a pour objet toutes les operations se rapportant directement ou indirectement a la prise de participations sous quelque forme que ce soit dans toutes societes ou entreprises luxembourgeoises ou etrangeres, ainsi que l'administration, la gestion, le controle et la mise en valeur de ces participations.

Elle pourra notamment employer ses fonds a la creation, a la gestion, a la mise en valeur et a la liquidation d'un portefeuille se composant de tous titres, brevets et licences accessoires, participer a la creation, au developpement et au controle de toute entreprise, acquerir par voie d'apport, de souscription, de prise ferme ou d'option, d'achat et de toute autre maniere, tous titres, brevets et licences accessoires, les realiser par voie de vente, de cession, d'echange ou autrement, faire mettre en valeur ces affaires, brevets et droits par qui et de quelque maniere que ce soit, accorder aux societes aux quelles elle s'interesse tous concours, prets, avances ou garanties.

D'une facon generale, elle peut prendre toutes mesures et faire toutes operations jugees utiles a l'accomplissement de son objet social en restant toutefois dans les limites tracees par la loi du 31 juillet 1929 et les modifications subsequentes, de sorte qu'elle n'aura aucune activite industrielle propre et ne tiendra aucun etablissement commercial ouvert au public.

Art. 3. Siege Social. Le siege social est etabli a Luxembourg. Le siege social pourra etre transfere dans toute autre localite du Grand-Duche de Luxembourg par decision du Conseil d'Administration.

Le Conseil d'Administration peut etablir des succursales ou autres etablissements dans tous pays etrangers.

Lorsque des evenements extraordinaires d'ordre politique, economique ou social de nature a compromettre l'activite normale au siege social ou la communication aisee de ce siege avec l'etranger se produiront ou seront imminents, le siege social pourra etre declare transfere provisoirement, jusqu'a cessation complete de ces circonstances anormales, a l'etranger, sans que toutefois cette mesure puisse avoir d'effet sur la nationalite de la Societe, laquelle, nonobstant ce transfert provisoire du siege social, restera luxembourgeoise. Pareille declaration de transfert du siege social sera faite et portee a la connaissance des tiers par l'un des organes executifs


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de la Societe ayant qualite de l'engager pour les actes de gestion courante et journaliere.

     Art. 4. Duree. La Societe est constituee pour une duree indeterminee.

                           Titre II. - Capital Social

Art. 5. Capital Social. Le capital social est fixe a trente-trois millions cinq cent vingt mille cent vingt-et-un dollars des Etats-Unis (U.S.$ 33.520.121), represente par six cent quarante-sept millions six cent dix-huit mille huit cent quarante (647.618.840) actions de Categorie A sans valeur nominale et quarante-trois millions trois cent quatre-vingt huit mille deux cent cinq (43.388.205) actions de Categorie B sans valeur nominale.

Le capital autorise de la Societe est fixe a quatre cent mille dollars des Etats-Unis (US$ 400.000.000) represente par des actions de la Categorie A sans valeur nominale et des actions de la Categorie B sans valeur nominale d'un montant total de huit milliards sept cent vingt-neuf millions trois cent huit mille huit cent cinquante-cinq (8.729.308.855) actions qui inclut le nombre d'actions du capital souscrit actuel dans telles proportions d'actions de Categorie A et d'actions de Categorie B tel que refleteront les proportions en circulation de temps en temps d'actions de la Categorie A et d'actions de la Categorie B dans le cadre du capital social emis.

Le conseil d'administration est autorise, pour une periode de cinq (5) ans a partir du 8 juin 2001, a augmenter le capital souscrit en totalite ou en partie de temps en temps, par l'emission d'actions de la Categorie A ou d'actions de la Categorie B, soit des deux, a l'interieur des limites du capital autorise. En relation avec de telles augmentations de capital, les actions seront emises contre apport en especes ou, sous reserve des dispositions legislatives applicables, contre apport en nature a un prix ou, lorsque l'emission se fait par incorporation des reserves, un montant qui ne sera pas inferieur au pair comptable et pourra comprendre une prime d'emission tel que decide par le conseil d'administration. Le conseil d'administration peut autoriser tout administrateur, directeur, gerant ou toute autre personne pour accepter les souscriptions et diriger le payement en liquide ou en nature du prix des actions constituant la totalite ou une partie de telles augmentations de capital. Chaque fois que le conseil d'administration fera constater, dans la forme requise par la loi, telle augmentation du capital souscrit il fera acter l'adaptation du present article a la modification ainsi intervenue. Toute emission d'actions d'une quelconque categorie pourra etre effectuee en reservant ou en ne reservant pas aux detenteurs d'actions de quelconque classe un droit preferentiel de souscription a ces actions.

Chaque action de la Categorie A et chaque action de la Categorie B confere a son detenteur le droit a un vote a toute assemblee des actionnaires. Les actions de la Categorie A et les actions de la Categorie B voteront normalement comme une seule categorie lors de toute assemblee des actionnaires sous reserve que toutes resolutions affectant les droits respectifs d'une categorie particuliere doivent etre approuvees separement aux conditions de quorum et de majorite requises par la loi



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pour chaque categorie.

Chaque action de la Categorie B aura le droit a la distribution d'un montant de dividendes, si declare par le conseil d'administration et a tel moment, et, dans l'eventualite de la dissolution de la societe, a un boni de liquidation equivalent a dix fois le montant de distribution de dividendes ou du boni de liquidation auquel les actions de Categorie A auront droit.

Les actions de la Categorie A seront convertibles en actions de la Categorie B sur base d'un taux d'echange de dix actions de la Categorie A pour une action de la Categorie B, pour une periode d'un mois commencant le 1er juillet 2001, et se terminant le 18 juillet 2001 et par apres, pendant les quinze premier
(15) jours ouvrables au Luxembourg de chaque juillet, sous reserve que (i) les detenteurs de la Categorie A soumettent leur demande de conversion de telles actions (les "Demandes") endeans le delai imparti, et (ii) telle demande est accompagnee par une certification du detenteur demandeur (la "Certification") du montant d'actions de la Categorie B qu'il detient avant de donner effet a telle Demande. La Certification sera en la forme telle que determinee par le Conseil d'Administration de temps en temps.

La Societe designera sur la plan interne une personne (le "Receveur") pour recevoir toutes Demandes et Certifications. Apres la cloture de la periode pendant laquelle les detenteurs d'actions de la Categorie A pourront demander la conversion de leurs actions de Categorie A, le Receveur calculera le nombre d'actions de Categorie B en circulation avant que sera donne effet a une quelconque Demande, et additionnera a tel nombre le montant d'actions de la Categorie B qui seraient en emission apres conversion en actions de Categorie B par tous les detenteurs, ayant soumis une Demande de toutes leurs actions de Categorie A sur base d'un taux d'echange de dix pour une. Le Receveur calculera ensuite le pourcentage qu'un detenteur d'actions de Categorie A detiendrait d'actions de la Categorie B apres avoir donne effet a leur Demande (les "Actions de Categorie B Demandees") auxquelles le receveur additionnera toute action de Categorie B que le detenteur d'actions de Categorie A detenait, et continue a detenir, avant sa Demande (les "Actions de Categorie B Detenues" et ensemble, la "Detention d'Actions de Categorie B" du detenteur).

Dans la mesure ou le pourcentage de Detention d'Actions de Categorie B de chaque detenteur d'actions de Categorie A n'atteint pas 5 %, le detenteur de Categorie A sera en mesure de convertir toutes les actions de Categorie A couvertes par sa Demande. Dans la mesure ou le detenteur d'actions de Categorie A serait le beneficiaire economique de plus de 5 % ou plus d'actions de Categorie B en circulation apres que la Demande ait ete effectuee, ce detenteur sera seulement autorise a convertir autant d'actions de Categorie A pour que la Detention d'Actions de Categorie B du detenteur de Categorie A reste en dessous de 5 %.

Le Receveur effectuera le meme calcul pour chacun des detenteurs de Categorie A demandant la conversion de ses actions de la Categorie A. Pour chaque calcul, le denominateur sera egal aux actions de la Categorie B en circulation avant avoir


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donne effet a une quelconque Demande plus le nombre de toutes les actions de Categorie B que le detenteur de la Categorie A qui soumet telle demande detiendra apres conversion de toutes les actions de Categorie A couvertes par sa Demande. Ainsi, pour chaque calcul, il sera presume qu'aucune des actions detenues par d'autres detenteurs d'actions de Categorie A aient ete converties.

Les detenteurs d'actions de Categorie A qui n'obtiendront pas toutes les Actions de Categorie B Demandees du fait qu'ils seraient le beneficiaire economique d'Actions de Categorie B Detenues de plus de 5 % ne pourront pas retirer leur Demande mais vont recevoir en echange autant d'actions de Categorie B Demandees que possible en conformite avec leur Demande sans enfreindre le seuil minimum de detention de 5 %.

Notification sera donnee aux actionnaires de Categorie A demandant la conversion de leurs actions de Categorie A le 31 juillet de chaque annee, si et dans quelle mesure leurs Demandes ont ete acceptees et quelle est leur Detention d'Actions de Categorie B en resultant. En cas de conflit entre les detenteurs d'actions de Categorie A demandant la conversion et la Societe, la determination de la Societe sera obligatoire.

Apres chaque conversion telle que susvisee, le capital social decrit dans le premier paragraphe de cet Article sera modifie en consequence et chacune de ces modifications va etre constatee par acte notarie de temps en temps.

Pour les besoins des presentes, le "beneficiaire economique" d'une action est toute personne, qui directement ou indirectement, actuellement ou endeans un delai de 60 jours, par l'intermediaire d'un contrat, d'un arrangement, d'un accord, de relations contractuelles, ou de toute autre maniere detient ou partage (ou a le droit d'acquerir par l'exercice d'une quelconque option, warrant ou droit, par le biais d'une conversion d'une valeur, ou par le droit de revoquer un trust, un compte discretionnaire ou un arrangement similaire):

1. le droit de vote qui inclut le droit de voter, ou de diriger le vote en relation avec telle action;

et/ou

2. le droit d'investissement qui inclut le droit de disposer, ou de diriger le droit de disposition de telle action.

Le conseil d'administration pourra autoriser l'emission d'obligations qui pourront mais ne devront pas necessairement etre convertibles en actions d'une quelconque categorie, sous forme nominative ou au porteur, dans telle denomination et payable en telle devise telle que determinee discretionnairement par le conseil d'administration.

Le conseil d'administration determinera le type, le prix, les taux d'interets, les conditions d'emission et de remboursement et toutes autres conditions de telles emissions.


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Les obligations convertibles en actions de la Societe pourront etre autorises par le conseil d'administration et emises endeans la periode limitee de cinq
(5) a partir de la date indiquee ci-dessus et dans la mesure qu'il aura des actions non encore emises du capital autorise.

Un registre des obligataires nominatifs va etre tenu au siege social de la societe.

Art. 6. Actions. Les actions sont nominatives ou au porteur, au choix de l'actionnaire, sauf celles pour lesquelles la loi prescrit la forme nominative. A la demande des actionnaires les actions nominatives peuvent etre converties en actions au porteur et vice versa.

Le Conseil d'Administration peut egalement creer des certificats d'actions multiples.

Les actions peuvent faire l'objet d'inscriptions en comptes courants a titre fongible sans indication de numeros aupres des banques et autres depositaires professionnels.

La cession des actions nominatives, inscrites sur le registre des actions nominatives, se fait par une declaration de transfert signee par le cedant et le cessionnaire ou leur representant.

La Societe peut considerer le detenteur d'actions au porteur comme le proprietaire des actions; dans le cas d'actions nominatives, elle considerera comme telle la personne au nom de laquelle ces actions sont inscrites au registre des actionnaires.

La Societe ne reconnait pour l'exercice des droits a exercer contre elle, de meme que pour l'exercice du droit de vote aux assemblees generales et de tout droit accorde aux actionnaires, qu'un seul proprietaire par action.

Les droits et obligations attaches a l'action suivent le titre dans quelque main qu'il passe.

Les communications et notifications a faire a l'actionnaire nominatif, le seront valablement au dernier domicile que l'actionnaire aura fait connaitre a la Societe.

Art. 7. Modifications du Capital Social. Le capital souscrit et le capital autorise de la Societe peuvent etre augmentes ou reduits par decision generale des actionnaires statuant comme en matiere de modifications des statuts.

                   Titre III. - Administration, Surveillance

Art. 8. Conseil d'Administration. La Societe est administree par un Conseil d'Administration compose de trois membres au moins et de quinze membres au plus, nommes par l'assemblee generale. Les administrateurs sont nommes pour une duree qui ne peut depasser six ans; ils sont reeligibles et toujours revocables.


                                    Page 16
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En cas de vacance d'un poste d'administrateur, les administrateurs restants ont, sauf disposition contraire des statuts, le droit d'y pourvoir provisoirement. Dans ce cas, l'assemblee generale, lors de la premiere reunion, procede a l'election definitive.

Tout administrateur elu en remplacement d'un autre, dont le mandat n'est pas expire, acheve le mandat de celui qu'il remplace.

Art. 9. Procedure. Le conseil nomme, parmi ses membres, un president et s'il le juge utile, un ou plusieurs vice-presidents et determine la duree de leurs fonctions qui ne peut etre superieure a celle de leur mandat d'administrateur.

Le Conseil d'Administration se reunit aussi souvent que l'interet de la Societe l'exige, sur convocation de son president ou de deux administrateurs, soit au siege social, soit en tout endroit indique dans la convocation et sous la presidence du president ou, en cas d'empechement de celui-ci, sous la presidence du (d'un) vice-president ou de l'administrateur choisi parmi ses collegues.

Le Conseil d'Administration ne peut deliberer et statuer valablement que si la majorite de ses membres en fonction est presente ou representee.

Tout administrateur empeche ou absent peut donner par ecrit, par telegramme, telex ou telefax a un de ses collegues du conseil mandat pour le representer aux reunions du conseil et y voter en ses lieu et place.

Les decisions sont prises a la majorite des voix des membres presents ou representes et votants. En cas de partage des voix, celle du president de la seance est preponderante.

En cas d'urgence les decisions ecrites, signees par tous les administrateurs, sont regulieres et valables comme si elles avaient ete prises a une reunion du Conseil d'Administration regulierement convoquee et tenue. Une telle decision peut etre documentee par plusieurs ecrits separes, ayant la meme teneur, chacun etant signe par un ou plusieurs administrateurs.

Art. 10. Proces-verbaux du Conseil. Les deliberations du Conseil d'Administration sont constatees par des proces-verbaux, signes par le president de la seance et le secretaire, ou par la majorite des personnes presentes a la reunion.

Les mandats y sont annexes.

Les copies et extraits de ces proces-verbaux sont certifies par deux administrateurs.

Art. 11. Pouvoirs. Le Conseil d'Administration est investi des pouvoirs les plus etendus pour agir au nom de la Societe et accomplir ou autoriser tous les actes et operations tant d'administration que de disposition relatifs a son objet, qui ne sont pas de la competence de l'assemblee generale.


                                    Page 17
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Dans les limites permises par les lois en vigueur, le Conseil d'Administration peut:

1(degree) deleguer a un ou plusieurs de ses membres les pouvoirs necessaires a l'execution de ses decisions et a la gestion journaliere;

2(degree) conferer a une ou plusieurs personnes, membres du Conseil d'Administration ou non, les pouvoirs qu'il juge convenables pour la direction generale technique, administrative ou commerciale de la Societe;

3(degree) constituer tout comite, dont les membres pourront etre choisis parmi les administrateurs, soit en dehors d'eux, et dont il determine le fonctionnement et les pouvoirs.

Le conseil peut autoriser toutes substitutions dans les pouvoirs qu'il confere ou a conferes.

Art. 12. Signature Sociale. La Societe est engagee en toute circonstance par la signature individuelle du president ou du (d'un) vice-president du Conseil d'Administration ou par celle d'un administrateur-delegue, ainsi que par les signatures conjointes de deux administrateurs.

Ces signatures n'auront pas a justifier a l'egard des tiers d'une decision prealable du Conseil d'Administration.

Art. 13. Operations avec la Societe. L'administrateur qui a un interet oppose a celui de la Societe dans une operation soumise a l'approbation du Conseil d'Administration, est tenu d'en prevenir le conseil et de faire mentionner cette declaration au proces-verbal de la seance. Il ne peut prendre part a cette deliberation.

Il est specialement rendu compte, a la premiere assemblee generale, avant tout vote sur d'autres resolutions, des operations dans lesquelles un des administrateurs aurait eu un interet oppose a celui de la Societe.

Art. 14. Remuneration du Conseil d'Administration. La remuneration du Conseil d'Administration est decidee s'il y a lieu, par l'assemblee generale annuelle.

Art. 15. Commissaires. La surveillance des operations de la Societe est confiee a un ou plusieurs commissaires, personnes physiques ou morales, nommes pour un terme qui ne peut depasser six ans, par l'assemblee generale qui determine leur nombre, la duree de leur mandat et leurs emoluments.

Ils sont toujours reeligibles et revocables.


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                        Titre IV. - Assemblees Generales

Art. 16. Pouvoirs. L'assemblee generale regulierement constituee represente l'universalite des actionnaires. Elle a les pouvoirs les plus etendus pour faire ou ratifier les actes qui interessent la Societe.

Art. 17. Date et Lieu. L'assemblee generale annuelle se reunit dans la Ville de Luxembourg a l'endroit indique dans les avis de convocation; elle a lieu de plein droit a 10 heures le premier jour ouvrable qui suit le quatrieme jeudi du mois de juin.

Si ce jour est un jour ferie legal ou bancaire, l'assemblee est reportee au premier jour ouvrable precedent.

Les assemblees generales, meme l'assemblee generale annuelle, pourront se tenir en pays etranger chaque fois que se produiront des circonstances de force majeure a apprecier par le Conseil d'Administration. Dans ce cas, les formes et conditions a observer pour que ces assemblees puissent valablement deliberer, ainsi que pour la publication eventuelle de leurs deliberations, seront celles qui seront prescrites par les lois du lieu ou l'assemblee est appelee a se tenir dans la mesure ou il sera possible d'observer ces formes et de remplir ces conditions.

A defaut de formalites prescrites par les lois du lieu ou l'assemblee est appelee a se tenir, l'information des actionnaires se fera selon la maniere qui, pour assurer l'information des actionnaires et compte tenu de la forme des actions, sera jugee la plus adequate par ceux qui procederont a la convocation de ces assemblees.

Art. 18. Convocations. Le Conseil d'Administration ainsi que les commissaires peuvent convoquer toutes assemblees generales.

Les convocations pour toutes assemblees generales, ordinaires ou extraordinaires, contiennent l'ordre du jour, l'heure et le lieu de la reunion et sont faites par des annonces inserees deux (2) fois a huit (8) jours d'intervalle au moins, et huit (8) jours avant l'assemblee, dans le Recueil Special du Memorial et dans un journal du Luxembourg.

Des lettres missives seront adressees huit (8) jours avant l'assemblee aux actionnaires en nom, mais sans qu'il doive etre justifie de l'accomplissement de cette formalite.

Art. 19. Admission. Pour etre admis aux assemblees generales, les proprietaires d'actions au porteur doivent deposer leurs titres au siege social cinq (5) jours au moins avant la reunion ou bien huit (8) jours a l'avance dans les etablissements designes dans les avis de convocation.

Tout proprietaire de titres nominatifs doit informer la Societe dans les cinq
(5) jours avant l'assemblee de son intention d'assister a l'assemblee generale. S'il se fait representer par un fonde de pouvoirs, ce dernier doit deposer son pouvoir au siege social dans le meme delai.

Le conseil peut, s'il le juge convenable, reduire ces delais et accepter des depots et

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avis en dehors de ces limites.

Art. 20. Procedure. Toute assemblee generale est presidee par le president du Conseil d'Administration ou, a son defaut, par un administrateur designe par le Conseil d'Administration.

Les fonctions de scrutateur sont remplies par les deux plus forts actionnaires presents ou, sur leur refus, par ceux qui viennent apres, jusqu'a acceptation.

Le bureau, ainsi constitue, designe le secretaire.

Quels que soient les points a l'ordre du jour, le Conseil d'Administration a le droit d'ajourner toute assemblee ordinaire ou extraordinaire dans les formes et aux dates prevues par la loi.

Art. 21. Vote et Proces-verbaux. Dans toutes les assemblees generales le quorum requis sera celui prevu par les dispositions legales en vigueur.

Lors des assemblees generales ordinaires, les decisions sont prises quel que soit le nombre d'actions present ou represente, a la majorite absolue des voix pour lesquelles il est pris part au vote.

Lors des assemblees generales extraordinaires, reunissant le nombre d'actions requis, les resolutions modificatives des statuts sont prises, sauf disposition contraire dans la loi, a la majorite des deux tiers des voix des actionnaires presents ou representes.

Les proces-verbaux des assemblees generales sont signes par les membres du bureau.

Les copies ou extraits a produire en justice ou ailleurs sont signes par deux
(2) administrateurs.

              Titre V. - Annee Sociale, Repartition des Benefices

Art. 22. Annee Sociale. L'annee sociale commence le premier (1er) janvier et finit le trente et un (31) decembre.

Chaque annee, l'administration doit dresser un inventaire contenant l'indication des valeurs mobilieres et immobilieres et de toutes les dettes actives et passives de la Societe, avec une annexe contenant, en resume, tous ses engagements, ainsi que les dettes des administrateurs et commissaires envers la Societe.

L'administration etablit le bilan et le compte de pertes et profits, contenant les amortissements necessaires et les remet aux commissaires dans les delais prevus par la loi.

Quinze (15) jours avant l'assemblee generale les actionnaires peuvent prendre connaissance au siege social du bilan et du compte de pertes et profits et du

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rapport des commissaires.

Art. 23. Repartition des Benefices. L'excedent favorable du bilan, defalcation faite des charges et des amortissements forme le benefice net a la disposition de l'assemblee generale qui decide souverainement de l'affectation.

Le Conseil d'Administration, avec l'approbation du (des) commissaire(s) peut proceder a des versements d'acomptes sur dividendes aux conditions prevues par la loi.

Les dividendes decides par l'assemblee generale, de meme que les acomptes sur le dividende de l'exercice en cours decide par le Conseil d'Administration dans les conditions prevues par la loi, sont payes aux epoques et aux endroits designes par le Conseil d'Administration.

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                      Titre VI. - Dissolution, Liquidation

Art. 24. Dissolution. Le Conseil d'Administration peut, a toute epoque, proposer a l'assemblee generale extraordinaire la dissolution de la Societe.

Art. 25. Liquidation. Lors de la dissolution de la Societe, la liquidation s'operera par les soins d'un ou de plusieurs liquidateurs, personnes physiques ou morales, nommes par l'assemblee generale qui determinera leurs pouvoirs et leur remuneration.

                      Titre VII. - Dispositions Generales

Art. 26. Loi Applicable. Pour tous les points non prevus par les presents statuts, la loi luxembourgeoise est applicable.


Luxembourg, le 22 aout 2001.



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